Exhibit 99.1

Dyax Corp. Announces First Quarter 2015 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--April 29, 2015--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2015. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – including DX-2930, KALBITOR® (ecallantide), and the Licensing and Funded Research Portfolio (LFRP).

Recent highlights include:

  Reported positive safety, pharmacokinetic, biomarker and proof-of-concept efficacy results from the Phase 1b study of DX-2930 in hereditary angioedema (HAE) patients;
  Receipt of Fast Track designation from the U.S. Food and Drug Administration (FDA) for the investigation of DX-2930 for HAE;
  KALBITOR net sales were $16.0 million for the first quarter of 2015;
  Dyax’s licensee Eli Lilly and Company received FDA approval for CYRAMZA® (ramucirumab), in a fourth indication, for use with FOLFIRI (irinotecan, folinic acid and 5-fluorouracil) in the second-line treatment of metastatic colorectal cancer; and
  Cash, cash equivalents and investments at March 31, 2015 totaled $181.9 million, excluding net proceeds of $215.8 million from the April 2015 public offering of common stock.

“Dyax achieved several milestones in the early months of 2015,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “DX-2930, our lead development candidate being investigated for the prevention of HAE attacks, demonstrated impressive Phase 1b results. This study provided important clinical proof-of-concept, dose response and safety information in HAE patients. We also strengthened our balance sheet with our recent equity offering, the net proceeds of which totaled approximately $216 million. The KALBITOR business and the LFRP continue to generate cash flow which supports our development programs. We have made tremendous progress at Dyax and are well positioned for long-term growth.”

2015 First Quarter Financial Results

Total revenues for the first quarter ended March 31, 2015 were $20.4 million, as compared to $14.1 million for the comparable quarter in 2014. These include KALBITOR net sales of $16.0 million and $12.5 million for the first quarter of 2015 and 2014, respectively. The 2015 first quarter revenues also included royalties of approximately $3.4 million based on sales of Eli Lilly and Company’s CYRAMZA® (ramucirumab), the first approved therapeutic product from the LFRP.

Dyax expects quarterly and annual revenues to fluctuate. For KALBITOR, revenue fluctuations are primarily due to variability in the rate at which individual patients utilize KALBITOR to treat attacks (particularly among patients who experience and treat frequent attacks), as well as the timing and amount of distributor demand. For the LFRP, revenue fluctuations may be caused by the timing of any future milestone payments, the clinical activities of our licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the first quarter of 2015 were $2.1 million, as compared to $785,000 for the same quarter in 2014. Cost of royalties for the three months ended March 31, 2015 were $1.7 million, consisting of pass-through fees under an LFRP cross-licensing arrangement.

Research and development expenses at Dyax are primarily related to the following: 1) the DX-2930 development program, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax under the LFRP. Research and development expenses for the first quarter of 2015 were $10.2 million, as compared to $6.9 million for the comparable quarter in 2014. The 2015 increase is primarily related to costs associated with DX-2930 development.

Selling, general and administrative expenses were $11.0 million for the first quarter of 2015, as compared to $9.5 million for the comparable quarter in 2014.

For the quarter ended March 31, 2015, Dyax reported a net loss of $7.3 million, or $0.05 per share attributable to common stockholders, as compared to a net loss of $5.7 million, or $0.05 per share, for the comparable quarter in 2014.

As of March 31, 2015, Dyax had cash, cash equivalents, and investments totaling $181.9 million, exclusive of restricted cash and $215.8 million of net proceeds from the April 2015 public offering of common stock.

Financial Guidance

Dyax has re-iterated its financial guidance for 2015.

Revenue guidance includes two components:

  KALBITOR net sales in the range of $60-70 million, reflecting the Company's expectation that quarterly and annual KALBITOR net sales will fluctuate due to continued volatility in the level of KALBITOR utilization for individual patients. This volatility in utilization rates is due to fluctuations in the number of HAE attacks experienced by patients and the consistency with which patients treat their HAE attacks with KALBITOR.
  Development and license fees in the range of $7-9 million. These fees exclude all potential royalties which would be earned from licensees' sales of LFRP product.

Operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) to be in the range of $105-110 million.

Webcast and Conference Call

Date:	Wednesday, April 29, 2015
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:

Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/events.cfm) and follow instructions for accessing the live webcast. Participants may register in advance. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company is developing DX-2930, a fully human monoclonal antibody, for the prevention of HAE attacks. In March 2015, the Company reported positive safety, pharmacokinetic, biomarker and proof-of-concept efficacy results from its Phase 1b clinical trial of DX-2930 in HAE patients. Additionally, Dyax markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older.

Both DX-2930 and KALBITOR were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA® (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and/or royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for cash flow from KALBITOR and the LFRP; the prospects for the clinical development and regulatory approval of DX-2930; and financial guidance for projected revenues, KALBITOR net sales and operating costs and expenses for 2015. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; uncertainty regarding the timing and outcome of the DX-2930 clinical trial and regulatory approval process; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, quality control and storage of KALBITOR and DX-2930; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether and when new product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA is a trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$16,013	$12,507
Development and license fees	1,032	1,610
Royalty revenue	3,373	-

Total revenues, net	$20,418	$14,117

Costs and expenses:
Cost of product sales	2,096	785
Cost of royalty revenues	1,687	-
Research and development	10,242	6,869
Selling, general and administrative	11,041	9,489

Total costs and expenses	25,066	17,143

Loss from operations	(4,648)	(3,026)

Other income (expense):
Interest and other income	88	38
Interest and other expense	(2,711)	(2,723)
Total other expense	(2,623)	(2,685)

Net loss	$(7,271)	$(5,711)

Basic and diluted net loss per share	$(0.05)	$(0.05)

Shares used in computing basic and diluted net loss per share	136,837,152	124,618,519

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2015	2014
	(In thousands)
Assets

Cash, cash equivalents and investments	$181,880	$184,652
Accounts receivable, net	9,645	12,221
Inventory	8,624	7,228
Fixed assets	4,434	4,631
Restricted cash	1,100	1,100
Other assets	5,662	7,301

Total assets	$211,345	$217,133

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$16,676	$18,532
Deferred revenue	7,587	7,574
Note payable and other long-term debt	82,324	82,165
Other long-term liabilities	2,917	3,059

Total liabilities	109,504	111,330

Common and preferred stock and additional paid-in capital	654,909	651,616
Accumulated deficit and other comprehensive income	(553,068)	(545,813)

Total stockholders' equity	101,841	105,803

Total liabilities and stockholders' equity	$211,345	$217,133

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations
and Corporate Communications
jrobinson@dyax.com